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Exhibit 10.46

CIC

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT
UNDER THE NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN

        This STOCK OPTION AGREEMENT is entered into as of                        , 200    (the date of grant), between NEUSTAR, INC. (the "Company") and                        ("you").

        1.    Option Grant.    The Company grants you an option (the "Option") to purchase up to            shares of the Company's Common Stock at a price of $            per share. The Option is not exercisable now but becomes exercisable in installments, which are cumulative, so that, so long as you do not experience a Termination prior to any such date,            % of the number of shares originally subject to the Option shall vest and become exercisable on each of the dates set forth in Section 5 below.

        2.    The Plan.    The Option is entirely subject to the terms of the Company's 2005 Stock Incentive Plan (the "Plan"). Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

        3.    Type of Option.    The Option is a nonqualified option, not an "incentive stock option ("ISO")" for U.S. tax purposes.

        4.    Termination.    The Option terminates on the tenth (10th) anniversary of the date of this Agreement and as otherwise provided in the Plan. The Option will immediately terminate upon your Termination, except that (i) if the Termination is because of your death, Disability or Retirement, the portion of the Option that is vested and unexercised as of the date of Termination (the "Vested Portion") will remain exercisable for one year following Termination, and (ii) if the Termination is for any other reason, excluding Cause, the Vested Portion will remain exercisable for 90 days after Termination, although in all cases the Option will never be exercisable after the tenth (10th) anniversary of this Agreement. Upon Termination for Cause, the entire Option (including any Vested Portion) terminates immediately. You will not be deemed to have experienced a Termination until you no longer serve as any of (i) an employee of, or consultant to, the Company or its Affiliates, or (ii) a Director.

        Notwithstanding the foregoing, in the event of a Corporate Transaction (as defined below), subject to the terms of the Plan, if the Option is not assumed or continued or substituted for a substantially equivalent right by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation"), you shall fully vest in and have the right to exercise the Option as to all shares of Common Stock then subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. Any Options that are assumed or replaced (and any Option shall be considered assumed if the Company in a Corporate Transaction reaffirms the Option) in connection with a Corporate Transaction and have not otherwise vested shall immediately vest in full if you experience a Termination (other than by the Company for Cause or by you without Good Reason (as defined below)) within two (2) years after the Corporate Transaction.

        For purposes of this Agreement, a "Corporate Transaction" shall mean any of the following events: (i) the consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of Common Stock are converted into cash, securities or other property, if following such merger or consolidation the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation own less than a majority of the outstanding voting securities of the surviving corporation; (ii) the consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company's assets, other than a transfer of the Company's assets to a majority-owned subsidiary of the corporation; (iii) the approval by the holders of the Common Stock of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company's outstanding voting securities (whether directly or indirectly, beneficially or of record), other than a person who held such majority on the date of adoption of the Plan. Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) pursuant to the Exchange Act.

        For purposes of this Agreement, "Good Reason" shall mean, without your prior written consent, any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within thirty (30) days after receipt of written notice from you: (i) a substantial diminution or material adverse change in your status, title, position, authority, duties or responsibilities (including reporting responsibilities) as in effect immediately prior to a Corporate Transaction, except in connection with your Termination for Cause, disability or death or by you other than for Good Reason; (ii) a reduction in your annual base salary; (iii) the Successor Corporation's failure to cover you under employee benefit plans, programs and practices that, in the aggregate, provide substantially comparable benefits (from an economic perspective) to you relative to the benefits and total costs under the material employee benefit plans, programs and practices in which you (and/or your family or dependents) are participating immediately preceding the Corporate Transaction; (iv) the Successor Corporation's requiring you to be based at any office location that is more than fifty (50) miles further from your office location immediately prior to a Corporate Transaction, except for reasonable required travel for the Successor Corporation's business that is not materially greater than such travel requirements prior to such Corporate Transaction; or (v) a material breach by the Successor Corporation of its obligations to you under the Plan.

        5.    Vesting Schedule.    Subject to Section 4, vesting occurs in increments of whole shares only pursuant to the below schedule, with fractional shares accumulated for distribution in the last installment or such earlier time that they constitute a whole share.

Date on Which Installment Vests and Becomes Exercisable	Percentage of Shares in Installment
[June 18, 2006]	25%]
[July 31, 2006 and the last day of each of the succeeding 35 months	2.08333%][1]

        6.    Exercise.    You may exercise the Option by delivering to the Company your signed, written notice of the number of shares to be purchased by your exercise, together with the full purchase price. Payment may be made by certified check, bank draft or money order payable to the order of the Company, or in such other manner as may be acceptable to the committee that administers the Plan (the "Committee"). You shall be obligated to pay or make other arrangements to provide for any applicable withholding taxes in a manner acceptable to the Committee.

        7.    Transfer Restriction.    Unless otherwise permitted by the Committee, the Option is non-transferable, except that, in the event of your death, it may be transferred by will or the laws of descent and distribution. Only you (or your guardian or legal representative) may exercise the Option.

        8.    No Right to Continued Service.    The issuance of this Option does not constitute an agreement by the Company to continue to employ you or retain your services during the entire, or any portion of, the period prior to full vesting of the Option or otherwise.

        9.    Notice.    Any notice or communication to the Company concerning the Option must be in writing and delivered in person, or by United States mail, to the following address (or another address specified by the Company): NeuStar, Inc., Attn: Stock Plan Administration, 46000 Center Oak Plaza, Sterling, VA 20166

NEUSTAR, INC.
By:	[Chief Executive Officer]	Optionee

Illustration; Company to determine appropriate vesting schedule.

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FORM OF NONQUALIFIED STOCK OPTION AGREEMENT UNDER THE NEUSTAR, INC. 2005 STOCK INCENTIVE PLAN